UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MEDICAL STAFFING NETWORK HOLDINGS, INC.

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Explanatory Note:

Medical Staffing Network Holdings, Inc. (“Company”) will hold its 2009 Annual Meeting of Stockholders on June 2, 2009. The Definitive Proxy Statement that is being filed today will be mailed to the Company’s stockholders on or about April 28, 2009.

MEDICAL STAFFING NETWORK HOLDINGS, INC.

901 Yamato Road, Suite 110

Boca Raton, FL 33431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be Held on June 2, 2009

To the Stockholders of Medical Staffing Network Holdings, Inc.:

The Annual Meeting of Stockholders (“Annual Meeting”) of Medical Staffing Network Holdings, Inc., a Delaware corporation, will be held at our offices, which are located at 901 Yamato Road, Suite 110, Boca Raton, Florida 33431, on Tuesday, June 2, 2009 at 10:30 a.m., local time, for the purpose of considering and acting upon the following matters:

1.	To elect three Class II directors to serve until our 2012 Annual Meeting; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on Wednesday, April 15, 2009, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting, at our offices located at 901 Yamato Road, Suite 110, Boca Raton, Florida.

All stockholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2009:

Our 2009 Proxy Statement and our 2008 Annual Report are available at

http://ir.msnhealth.com/phoenix.zhtml?c=131039&p=proxy.

By order of the Board of Directors,

Robert J. Adamson

Chairman and Chief Executive Officer

April 28, 2009

MEDICAL STAFFING NETWORK HOLDINGS, INC.

901 Yamato Road, Suite 110

Boca Raton, FL 33431

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 2, 2009

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (“Board”) of Medical Staffing Network Holdings, Inc., a Delaware corporation, to be voted at our Annual Meeting of Stockholders to be held at our offices, which are located at 901 Yamato Road, Suite 110, Boca Raton, Florida 33431, on Tuesday, June 2, 2009 at 10:30 a.m., local time, or any postponement or adjournment thereof (“Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to stockholders on or about April 28, 2009.

As of April 15, 2009, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding 30,489,567 shares of our common stock, par value $0.01 per share (“Common Stock”). The Common Stock is our only class of equity securities outstanding and entitled to vote at the Annual Meeting. Holders of shares of our Common Stock are entitled to one vote on each matter to be voted upon by the stockholders at the Annual Meeting for each share held. The presence, in person or by proxy, of holders of at least a majority of our Common Stock outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

At the Annual Meeting, stockholders will be asked to consider and act upon the following matters:

1.	To elect three Class II directors to serve until our 2012 Annual Meeting (“Board Nominees Proposal”); and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The election of directors requires a plurality of the votes cast by the holders of our common stock. A “plurality” means the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors.

Warburg Pincus Private Equity Fund VIII, L.P., a Delaware limited liability partnership (“Warburg Pincus”) owns 47.9% of the shares of our Common Stock that were outstanding on the record date. As a result, Warburg Pincus effectively controls the election of our entire Board of Directors. Warburg Pincus has advised us that they intend to vote FOR the nominees for election to the Board proposed in this proxy statement.

SOLICITATION AND REVOCATION

Proxies, in the form enclosed, are being solicited by, or on behalf of, the Board. The persons named in the accompanying form of proxy (Robert J. Adamson, our Chairman and Chief Executive Officer, and Kevin S. Little, our President and Chief Financial Officer) have been designated as proxies by the Board. Any stockholder desiring to appoint another person to represent him or her at the Annual Meeting may do so by completing and executing another form of proxy and delivering it to the attention of our Secretary at the address indicated above, at any time before the Annual Meeting. It is the responsibility of the stockholder appointing such other person to represent him or her at the Annual Meeting to inform such person of this appointment.

All shares of Common Stock represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business that may properly come before the Annual Meeting. If a stockholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the stockholder appointing him or her. Any “broker non-votes” and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the attention of our Secretary a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

We will bear the cost of solicitation of proxies. Our directors, officers, employees and our retained investor relations consultant, Corporate Communications, may solicit proxies, personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of our Common Stock. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Stock that such persons hold of record.

PROPOSAL 1: ELECTION OF DIRECTORS

Our certificate of incorporation provides for a Board of not less than three nor more than 15 directors, as determined under our By-Laws, which in turn provide that the number of directors serving at any one time shall be fixed by resolution of our Board. In that regard, our Board has fixed the number of directors currently serving at seven directors. Our certificate of incorporation also provides for the classification of our Board into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon expiration of the term of office of a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. We currently have seven directors, two of whom are Class I directors, three of whom are Class II directors and two of whom are Class III directors.

The current members of the Board, and the committees of the Board on which they serve, are identified below:

Name	Age	Position	Director Since	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert J. Adamson	50	Class III Director	1998
Joel Ackerman	43	Class I Director	2001			*
Anne Boykin, PhD, RN	64	Class I Director	2002		*
Philip A. Incarnati	55	Class II Director	2002	*	*	**
Edward J. Robinson	68	Class II Director	2005	*
David Wester	50	Class II Director	2005	*
C. Daryl Hollis	65	Class III Director	2004	**	**	*

*	Member
**	Chairman

All of our current directors were elected by our stockholders.

At the Annual Meeting, three nominees will be elected as Class II directors. Class II directors elected at the Annual Meeting will serve a three-year term. At its meeting on February 24, 2009, the Nominating and Corporate Governance Committee of the Board recommended that the three persons who currently serve on the Board as Class II directors, Philip A. Incarnati, Edward J. Robinson and David Wester, be renominated for election to the Board, and on March 3, 2009 the Board nominated Messrs. Incarnati, Robinson and Wester as Class II nominees for director. If elected, such persons will serve on the Board until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified in accordance with our bylaws.

If no contrary indication is made, proxies in the accompanying form will be voted FOR each of the Class II nominees. Each of the Class II nominees has indicated a willingness to continue to serve as a Director. However, if any of the Class II nominees are unable or unwilling to serve, then the votes cast at the Annual Meeting will be cast for the replacement nominee designated by the Board to fill such vacancy (unless the Board determines to reduce the number of directors pursuant to our bylaws).

The two currently serving Class III directors (Robert J. Adamson and C. Daryl Hollis) have one year remaining on their terms of office, and the two currently serving Class I directors (Joel Ackerman and Anne Boykin) have two years remaining on their terms of office.

The Board recommends a vote FOR the election of Philip A. Incarnati, Edward J. Robinson and David Wester as Class II directors.

Nominees for Election as Class II Directors—Term Expiring 2012

Philip A. Incarnati became a director in October 2002. Since 1989, Mr. Incarnati has been the President and Chief Executive Officer of McLaren Health Care Corporation, a healthcare delivery system. Mr. Incarnati is also a director of King Pharmaceuticals Inc., a branded pharmaceuticals manufacturer, and Provider Healthnet Services, Inc., an information technology and health information management provider. Mr. Incarnati was appointed to the Eastern Michigan University (“EMU”) Board of Regents in 1992 by Michigan Governor John Engler and served as Chairman of the EMU Board of Regents until April 2005. He remains a member of the EMU Board of Regents, and, since December 2007, he has been a director of Reliant Renal Care, a regional dialysis provider.

Edward J. Robinson became a director in August 2005. Mr. Robinson, a certified public accountant, was Chief Operating Officer of Meditrust Operating Company, a healthcare REIT, from 1997 to 1998. Previously, Mr. Robinson was President and Chief Operating Officer of Avon Products, Inc., a beauty and related products company, from 1993 to 1997 and Executive Vice President and Chief Financial Officer from 1989 to 1992. Prior thereto, he was Executive Vice President and Chief Financial Officer of RJR Nabisco and held various financial positions with RJR Nabisco, a consumer products company, and its predecessor companies, Standard Brands and Nabisco Brands. Mr. Robinson serves on the Advisory Board of W.R. Capital Management, L.P. and is the Chairman of the Audit Committee of Bentley Pharmaceuticals, Inc., a specialty pharmaceutical company. Mr. Robinson is a Certified Public Accountant licensed by the State of New York.

David Wester became a director in January 2005. Mr. Wester has been the President of VITAS Healthcare Corporation since 2004 and has served as Chief Financial Officer and Treasurer of that company since 1997. Mr. Wester previously served as Executive Vice President for Foundation Health, Inc., a Florida health plan, and as Executive Vice President and Chief Financial Officer of Care Florida, Inc., a privately held company providing managed health care benefits (formerly Heritage Health Plan). Mr. Wester began his career with Price Waterhouse LLP.

Class III Directors—Term Expiring 2010

Robert J. Adamson has served as our Chief Executive Officer and a director since our inception in March 1998. Prior to co-founding our company, he served for 15 months as Chief Operating Officer and Chief Financial Officer of TravelPro USA, a privately held consumer products company. Prior to joining TravelPro, Mr. Adamson was the President of StarMed Staffing, L.P, a temporary healthcare staffing company and then a wholly owned subsidiary of Medical Resources, Inc. Mr. Adamson also served as the Co-President and Chief Financial Officer of Medical Resources. Prior to his work at StarMed, Mr. Adamson was employed in various financial executive positions for eight years in the computer industry.

C. Daryl Hollis became a director in March 2004. Mr. Hollis is a certified public accountant and has served as a business consultant since 1998. He has served in the past as Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices, and Senior Vice President and Chief Financial Officer of Pointe Financial Corporation, a bank holding company. Mr. Hollis was also a partner with Ernst & Young LLP from 1977 through 1990. Mr. Hollis is currently a member of the Board of Directors and chairs the audit committee for LOUD Technologies, Inc., an audio and music products company.

Class I Directors—Term Expiring 2011

Joel Ackerman became a director in October 2001. Mr. Ackerman is a private investor. He was a general partner of Warburg Pincus & Co. and a managing director of Warburg Pincus LLC from 1998 to 2008. He is also a director of Coventry Health Care, Inc., a managed care company, and Kindred Healthcare, Inc., a post-acute healthcare provider. Mr. Ackerman serves on our Board as a representative of our principal stockholder, Warburg Pincus.

Anne Boykin, PhD, RN, became a director in July 2002. Since 1990, Dr. Boykin has been Dean and Professor of the Christine E. Lynn College of Nursing at Florida Atlantic University, and, since 1997, has also been Director of the Christine E. Lynn Center for Caring. Dr. Boykin has over 35 years of experience in clinical nursing, nurse management, nurse education and academia.

Stockholders Agreement

Pursuant to a stockholders agreement between Warburg Pincus and us, Warburg Pincus has the right to propose for nomination two persons to serve on our Board. At the present time, Warburg Pincus has only one representative on our Board, Joel Ackerman. If Warburg Pincus were to seek to nominate an additional person to serve on the Board, and subject to the determination of the Nominating and Corporate Governance Committee referred to below, the Board would, by resolution, expand the size of the Board from seven members to eight members and would appoint such nominee to fill the vacancy created by the expansion of the Board. In the same manner as any proposed nominee to serve on the Board, any person proposed for appointment to our Board by Warburg Pincus will be subject to the determination of the Nominating and Corporate Governance Committee of the Board that such person is qualified to serve on our Board. See “Certain Relationships and Related Transactions” on page 25.

Executive Officers

Set forth below is certain information concerning our executive officers:

Name	Age	Current Position	Employee Since
Robert J. Adamson	50	Chairman and Chief Executive Officer	1998
Kevin S. Little	38	President, Chief Financial Officer, Secretary and Treasurer	1998

The business experience of Robert J. Adamson is set forth above under the heading “Class III Directors—Term Expiring 2010.”

Kevin S. Little has been President since May 2004 and reassumed the role of Chief Financial Officer in May 2006, a position he previously served in from our inception in March 1998 until August 2004. Mr. Little has also served as our Secretary and Treasurer since our inception. Prior to co-founding our company, Mr. Little was a founder, Co-President and Chief Financial Officer of TBM Staffing, Inc. and President of the company’s predecessor, Southeast Staffing Partners, Inc., healthcare staffing services companies which were both established in 1997. Prior to TBM Staffing and Southeast Staffing Partners, Inc., he was Corporate Controller for Medical Resources, Inc. Before his work at Medical Resources, Inc., Mr. Little was employed at Ernst & Young LLP.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. All of our corporate governance materials, including our Corporate Governance Guidelines, charters of various committees of the Board and our Code of Business Conduct and Ethics are available in the “Investor Relations” section of our website at www.msnhealth.com. Such documents are also available in print to any stockholder who requests it. Stockholders may send a written request for such documents to the attention of the Secretary of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. The Board regularly reviews corporate governance developments and modifies our corporate governance materials as warranted. We will post any modifications to our corporate governance materials on our website.

Director Independence

It is the policy of the Board that a substantial majority of its members be independent from management, and to that end, the Board has adopted director independence guidelines. In accordance with our Corporate Governance Guidelines, the Board recently undertook its annual review of director independence. In making its determinations in that regard, the Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between us and each director or any member of his or her immediate family (such as the matters described below in “Certain Relationships and Related Transactions”). Following this review, the Board determined that each of our directors, other than Robert J. Adamson, is independent of us and our management.

Nomination and Qualifications of Directors

The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations but will consider stockholder recommendations sent to the attention of the Chairman of the Nominating and Corporate Governance Committee of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Stockholders’ nominations for directors must be made in writing and contain a sufficient description of the qualifications and background of the candidate to enable the Nominating and Corporate Governance Committee to assess his or her qualifications. The Board, with the assistance of the Nominating and Corporate Governance Committee, is responsible for reviewing, on an annual basis, the requisite skills and characteristics of members of the Board. This assessment includes an evaluation of the independence, business, strategic and financial skills of each director and how each member’s overall experience relates to the needs of the Board as a whole.

Communications with the Board

Stockholders and other interested parties may communicate directly with the Board, the presiding director or the non-management directors, individually or as a group, by sending written correspondence to the attention of the Chairman of the Nominating and Corporate Governance Committee of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Additional methods of communicating with the Board, the presiding director or the non-management directors are disclosed in our Code of Business Conduct and Ethics, which is available in the “Investor Relations” section of our website at www.msnhealth.com. All such communications will be forwarded to the Board, the presiding director or the non-management directors as requested in the communication. Communications that relate to our accounting, internal accounting controls or auditing matters are referred to the Chairman of the Audit Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available in the “Investor Relations” section of our website at www.msnhealth.com.

BOARD OF DIRECTORS AND COMMITTEES

Meetings of the Board

During fiscal 2008, the Board met ten (10) times and acted by written consent four (4) times. Each director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served. We do not have a policy with regard to attendance by our board members at the Annual Meeting of Stockholders, however we encourage all of our directors to attend. At our last Annual Meeting of Stockholders held in June 2008, one of our directors attended.

Committees of our Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Additionally, from time to time the Board has appointed a Finance Committee.

The Board has a policy of holding periodic executive sessions of the Board in which management directors and other members of management do not participate. Philip A. Incarnati, the Chairman of the Nominating and Corporate Governance Committee, has been selected to preside over such periodic executive sessions.

Audit Committee

The Audit Committee currently consists of Messrs. Hollis, Robinson, Incarnati and Wester. During fiscal 2008, the Audit Committee met six (6) times and acted by written consent one (1) time. The Board has determined that each of Messrs. Hollis, Robinson, Incarnati and Wester meet the independence standards for Audit Committee Members under the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Board has determined that Mr. Hollis satisfies the requirements for an “audit committee financial expert” and has designated Mr. Hollis as our Audit Committee financial expert.

The Board has adopted a charter for the Audit Committee, which is available in the “Investor Relations” section of our website at www.msnhealth.com. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal audit department; and

•	the qualifications, performance, independence and terms of engagement of our independent registered public accounting firm.

In addition, the Audit Committee provides an avenue for communication between our independent registered public accounting firm, our internal audit department and the Board. The Audit Committee has the sole authority to employ our independent registered public accounting firm, and to approve any proposed non-audit work to be conducted by our independent registered public accounting firm.

Audit Committee Report

As more fully described in its charter, the Audit Committee oversees the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial reporting of Medical Staffing Network Holdings, Inc. and its subsidiaries, including establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating and expressing an opinion on the effectiveness of internal control over financial reporting and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

In its oversight role, the Audit Committee reviewed and discussed with management the fiscal 2008 financial statements, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also selects the registered independent public accounting firm of Medical Staffing Network Holdings, Inc. and oversees the work of the registered independent public accounting firm. With respect to the audit of the consolidated financial statements of Medical Staffing Network Holdings, Inc. and subsidiaries for the fiscal year ended December 28, 2008, the Audit Committee selected Ernst & Young LLP as the registered independent public accounting firm. While the Audit Committee oversees the work of the registered independent public accounting firm, such firm is responsible for expressing an opinion on the conformity of the audited financial statements of Medical Staffing Network Holdings, Inc. and subsidiaries with accounting principles generally accepted in the United States.

In connection with their audit of the fiscal 2008 financial statements, the Audit Committee reviewed with Ernst & Young their judgments as to the quality, and not just the acceptability, of Medical Staffing Network Holdings, Inc.’s accounting principles and such other matters as are required to be discussed with the Audit Committee under applicable SEC guidelines and accounting principles generally accepted in the United States. In such discussions, Ernst & Young reported to the Audit Committee on:

•	all critical accounting policies and practices used by Medical Staffing Network Holdings, Inc. in its consolidated financial statements;

•

all alternative treatments within accounting principles generally accepted in the United States for policies and practices related to material items that were discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by Ernst & Young; and

•	other material written communications between Ernst & Young and management.

In addition, the Audit Committee has reviewed and discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61, as amended, received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young its independence from management and Medical Staffing Network Holdings, Inc.

Prior to commencement of the audit, the Audit Committee discussed with Ernst & Young the overall scope and plans for its audit. The Audit Committee met with Ernst & Young, with and without management present, to discuss the results of its audit, its evaluation of Medical Staffing Network Holdings, Inc.’s internal control over financial reporting, and the overall quality of Medical Staffing Network Holdings, Inc.’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements for the fiscal year ended December 28, 2008 be included in Medical Staffing Network Holdings, Inc.’s Annual Report on Form 10-K.

The information contained in this Audit Committee report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this report by reference in such filing.

THE AUDIT COMMITTEE

C. Daryl Hollis, Committee Chairman Philip A. Incarnati
Edward J. Robinson
David Wester

Compensation Committee

The Compensation Committee currently consists of Messrs. Hollis and Incarnati and Dr. Boykin. During fiscal 2008, the Compensation Committee met six (6) times and acted by written consent one (1) time. The Board has determined that Messrs. Hollis and Incarnati, and Dr. Boykin are independent directors.

The Board has adopted a charter for the Compensation Committee, which is available in the “Investor Relations” section of our website at www.msnhealth.com. The Compensation Committee reviews and reassesses the adequacy of its charter periodically and recommends any proposed changes to the Board for approval.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	formulate, evaluate and approve the compensation of our directors, senior executive officers and key employees, and oversee all incentive and equity based compensation programs;

•

review and approve our corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate our Chief Executive Officer’s performance in light of those goals and objectives;

•	determine and approve our Chief Executive Officer’s compensation based on this evaluation; and

•

make recommendations to the Board regarding the compensation of directors, executive officers and other key employees (other than our Chief Executive Officer), as well as with respect to incentive compensation plans and equity-based plans.

Please see the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 11, for a description of the processes and procedures followed in considering and determining executive officer and director compensation. The Compensation Committee Report follows the Compensation Discussion and Analysis included in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Ackerman, Hollis and Incarnati. The Board has determined that Messrs. Ackerman, Hollis and Incarnati are independent directors. The Nominating and Corporate Governance Committee met five (5) times during fiscal 2008.

The Board has adopted a charter for the Nominating and Corporate Governance Committee, which is available in the “Investor Relations” section of our website at www.msnhealth.com. The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of its charter periodically and recommends any proposed changes to the Board for approval.

The purposes of the Nominating and Corporate Governance Committee are to assist the Board in:

•	identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board);

•	selecting, or recommending the Board select, the director nominees for the next Annual Meeting of Stockholders;

•	overseeing the evaluation of the Board and management;

•	reviewing our corporate governance guidelines and our Code of Business Conduct and Ethics; and

•	generally advising the Board on corporate governance and related matters.

The Nominating and Corporate Governance Committee will identify potential nominees for director with the highest degree of personal and professional integrity. The Nominating and Corporate Governance Committee will take into account such factors as diversity, experience and skill. Nominees will be evaluated on the basis of their experience, ability and judgment, and will be chosen with the primary goal of ensuring that the entire Board collectively serves the interests of our stockholders. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with our interests. In identifying and recommending director nominees, the Nominating and Corporate Governance Committee members may take into account such factors as they determine appropriate, including any recommendations made by our Chief Executive Officer and our stockholders. A complete statement of the qualifications and criteria that the Board looks for in determining candidates for election to the Board is set forth in our Corporate Governance Guidelines available in the “Investor Relations” section of our website at www.msnhealth.com.

The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates identified by our Chief Executive Officer or the Nominating and Corporate Governance Committee. A stockholder wishing to nominate a candidate should do so in accordance with the guidelines set forth under the heading “Additional Information–Stockholder Proposals for 2010 Annual Meeting of Stockholders” on page 29.

Finance Committee

From time to time, the Board has appointed a Finance Committee to perform such functions as the Board may, from time to time, assign, including reviewing potential business acquisitions, financing transactions and strategic alternatives. In August 2008, the Board reconstituted the Finance Committee to consider strategic alternatives and appointed Messrs. Adamson, Hollis and Incarnati to serve on the Committee. During fiscal year 2008 the Finance Committee met seven (7) times. The Finance Committee was disbanded in January 2009.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as members of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

This section includes information regarding, among other things, the overall philosophy and objectives of our compensation program and each element of compensation that we provide.

This section provides information regarding our compensation program for our Chief Executive Officer (CEO) and Chief Financial Officer (CFO), the individuals whose compensation is reflected in the “Summary Compensation Table” contained herein. Collectively, we refer to our CEO and CFO throughout this Proxy Statement as our “named executive officers.”

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy and objectives. The Compensation Committee goal is to ensure that the total compensation that we pay to our named executive officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Compensation Committee administers our compensation program for our directors, key employees and senior managers, including our named executive officers. It has structured our compensation program with a view toward ensuring our financial strength, encouraging growth and maximizing long-term stockholder value, as well as strengthening our relationships with healthcare facilities and expanding our network of qualified healthcare professionals. The objective of the Compensation Committee is to establish compensation levels that will enable us to attract, motivate, reward and retain qualified executive officers, key employees and senior management. Our compensation program is designed to focus and direct the energies and efforts of our executive officers toward achieving specific company, divisional and strategic objectives, including the optimization of our business model and the execution of our business strategy.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns our executive officers’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to executive officers remains competitive relative to the compensation paid to similarly situated executive officers in our industry. To that end, the Compensation Committee believes that our compensation program should include both cash and non-cash compensation that reward performance as measured against established goals.

Benchmarks

The Compensation Committee reviews national compensation and survey data, including compensation information pertaining to companies in our peer group, in order to ensure that executive compensation is set at a level which the Compensation Committee believes will allow us to attract and retain a strong management team. The Compensation Committee believes that comparing our executive compensation to that of similar companies is necessary for attracting and retaining strong management, and the Compensation Committee strives, when possible, to pay at levels close to such benchmarks when it believes performance, experience, and other factors support it.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for our named executive officers, including non-cash compensation. Our Compensation Committee and CEO annually review the performance of our senior management. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Board by the Compensation Committee. The Compensation Committee can modify any recommended adjustments or awards to our executive officers.

Setting Executive Compensation

General. The Compensation Committee has structured our annual and long-term incentive-based cash and non-cash compensation program to motivate our key employees and executive officers to achieve our business goals, and reward them for achieving such goals. The compensation program has three principal components: base salary, annual performance-based cash bonuses and long-term incentive compensation paid in the form of stock-based compensation. In addition, our key employees and executive officers may elect to participate in our deferred compensation plans and other benefit plans generally available to all employees.

Elements of Compensation. Our direct compensation program for our key employees and executive officers consists of (i) a base salary, (ii) cash incentive performance bonuses, (iii) equity incentives, and (iv) deferred compensation, health and other insurance plans. This program uses a combination of cash and equity to provide strong incentives for our key employees and executive officers and helps in our ability to retain and attract key employees and executive officers. Cash incentives are intended to focus management on our short-term financial goals for the current year, and, to a lesser extent, the following year, while equity incentives under our 2001 Stock Incentive Plan are intended to promote a longer-term growth perspective.

Base Salary. We provide our key employees and executive officers with a base salary to compensate them for services rendered during the fiscal year. The initial base salaries for our CEO and CFO were fixed pursuant to their written employment agreements. See “Employment Agreements” beginning on page 16. The Compensation Committee determines the base salary for each executive officer based on their position, responsibility, and industry experience, as well as the base salaries for executive officers in similar positions with companies in our peer group. Any adjustments in the base salaries of our executive officers who are party to an employment agreement will be determined by the Compensation Committee based upon a combination of data derived from current surveys of compensation levels for similar positions in public companies of comparable size and industry type and a subjective review of the executive officer’s performance by the Compensation Committee, and the attainment of financial and operational objectives, with no specified weight being given to any of these factors. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility.

In fiscal 2008, with the agreement of our named executive officers and notwithstanding the base salary amount set forth in their employment agreements, our named executive officers’ base salary was decreased by 25% for the 2009 fiscal year (compared to their 2008 salary levels). Their decision was made simultaneously with reductions in the compensation level of many of our employees in light of the difficult economic factors that were affecting our business and the medical staffing industry during the latter part of 2008. The reduction in our named executive officers’ base salaries was a greater percentage of their compensation than the reductions made to the base compensation of other company employees.

Cash Incentive Bonuses. To reward superior performance and contributions made by our named executive officers and key employees, the Compensation Committee may award cash bonuses annually. Bonuses can be discretionary or based on the achievement of specific financial and operational goals and other factors. Cash incentive bonuses align the interests of management with that of shareholders and promote retention of our key employees and named executive officers. The relevant goals and the weight assigned to each goal are tailored to each key employee and named executive officer based upon his or her area of responsibility. We aim to provide meaningful yet challenging goals relative to the expected performance of our key employees and named executive officers. In establishing the goals, we strive to ensure that the targets are consistent with the strategic goals set by the Board, and that the goals set are sufficiently ambitious so as to provide meaningful results. We benchmark our targets to ensure they are fair compared to our industry.

Based upon the recommendation of our CEO, the Compensation Committee establishes target annual incentive bonus opportunities for each member of our senior management and key employees at the beginning of each fiscal year. These opportunities are established in accordance with the overall philosophy and objectives of our compensation program. Annual incentive bonus opportunities are generally tied to the achievement of specific financial and operational performance goals. Each of the performance goals has a budget, target and maximum level of payment opportunity. At the end of each fiscal year, our CEO provides the Compensation Committee with an analysis of the performance of each of our named executive officers and key employees against their performance goals. The Compensation Committee can increase or decrease the amount of the annual incentive bonus at its discretion. Annual incentive bonus opportunities and discretionary bonuses may also be awarded to our named executive officers based on recommendations from our CEO and the Compensation Committee using subjective factors.

The Compensation Committee did not award any bonuses to our named executive officers for their performance in fiscal 2008. Our executive officers have agreed to forego their incentive bonuses in 2009, and no performance targets have been established for fiscal 2009 performance bonuses to our senior management. In the past, our cash-incentive bonus plan has paid our executive officers a bonus equal to 50% of their base salary if the company met 100% of the EBITDA target set by the Board for the fiscal year, with an additional 5% bonus paid for each 5% by which the EBITDA target set by the Board was exceeded.

In February 2008, the Compensation Committee calculated that the company had achieved over 100% of its performance target in fiscal 2007. As a result, Mr. Adamson was awarded an incentive award of 55% of his annual base salary of $575,000 at that time, in the amount of $316,250, and Mr. Little was awarded an incentive award of 55% of his annual base salary of $405,000 at that time, in the amount of $222,750. These amounts were earned in fiscal 2007 and, as a result, were recorded by us in our fiscal 2007 operating results and are included in the fiscal 2007 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. These awards were paid to Messrs. Adamson and Little in fiscal 2008.

In February 2007, the Compensation Committee awarded a discretionary bonus to Mr. Adamson in the amount of $112,500, representing 25% of his annual base salary of $450,000 at the time of the bonus, and a discretionary bonus to Mr. Little in the amount of $91,875, representing 25% of his annual base salary of $367,500 at the time of the bonus, in recognition of the significant ongoing contributions those individuals have made to our company. The discretionary bonuses awarded by the Compensation Committee to Messrs. Adamson and Little were not related to fiscal 2006 performance and are therefore reported in the fiscal 2007 “Bonus” column of the Summary Compensation Table.

The Compensation Committee does not believe that our incentive compensation plans encourage our named executive officers to engage in unnecessary and excessive risks in order to meet our goals. The Compensation Committee will undertake during each fiscal year a risk assessment analysis in order to more fully determine whether its named executive officers could be incentivized to engage in unnecessary and excessive risks in order to meet their bonus targets.

2001 Stock Incentive Plan. We use stock-based compensation (primarily stock options) as a means of aligning the interests of our key employees and executive officers with the interests of our stockholders, by ensuring that they have a direct interest in increasing stockholder value. The purpose of our 2001 Stock Incentive Plan is to:

•	give our key employees and executive officers an opportunity to acquire shares of our Common Stock;

•	provide an incentive for our key employees and executive officers to continue to promote our best interests;

•	enhance our long-term performance; and

•	provide an incentive for current and future key employees and executive officers to join or to remain employees of our company.

Pursuant to our 2001 Stock Incentive Plan, we may award our key employees and executive officers incentive stock options and nonqualified stock options. Grants made since our inception through the end of fiscal 2008 have generally been limited to those made in connection with initial employment or promotion. Newly hired or promoted key employees typically receive their stock options awards on their date of hire or date of promotion.

Under the plan, the Compensation Committee may grant option awards and determine the exercise period, exercise price and such other conditions and restrictions as it deems appropriate for each grant. In general, options vest ratably over a period of three to four years, and the holder must exercise vested options within ten years and one day from the grant date. Incentive stock options granted to a 10% stockholder must be exercised within five years and one day from the grant date. Option grants are approved prior to or on the grant date with an exercise price equal to the closing price of our Common Stock in the over-the-counter market on the grant date. The Compensation Committee has never granted options with an exercise price that is less than the closing price of our Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Vesting and exercise rights cease upon 90 days after termination of employment, except in the case of disability or death (subject to a six month limitation). In addition, the Board or the Compensation Committee may, in its sole discretion, redeem the stock options of any holder whose employment is terminated for any reason (including death, disability or otherwise) in exchange for a cash payment to the holder or to a deceased holder’s estate equal to the product of: (i) the number of the exercisable options held by the holder and (ii) the difference between the exercise price and the fair market value of our Common Stock. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option.

We granted options to purchase 300,000 shares of our Common Stock to our named executive officers during fiscal 2007, comprised of 200,000 options and 100,000 options, respectively, to Messrs. Adamson and Little. We did not grant any options to our named executive officers during fiscal 2008. None of our named executive officers exercised any options during fiscal 2008 or 2007.

On March 30, 2009, the Compensation Committee awarded stock options to members of our management team. None of these options were granted to our named executive officers. In this grant, the Committee awarded ten-year options to purchase an aggregate of 587,969 shares of our common stock at an exercise price of $0.20 per share (the fair market value on the grant date), vesting 50% on April 1, 2010 and 50% on April 1, 2011. A portion of this grant is subject to the receipt of agreements from the recipients of these options to cancel an identical number of the stock options that they currently hold. The stock options to be cancelled have an exercise price of more than $5.86 per share. If all grantees agree to these terms, an aggregate of 465,469 currently outstanding options will be cancelled.

Deferred Compensation Plans. Our voluntary defined contribution 401(k) profit sharing plan allows certain employees, including our named executive officers, to defer up to 25% of their annual salary up to the adjusted IRS maximum each year. In addition, the 401(k) plan provides that we may match 50% of the participants’ contributions, up to a maximum of 7% of the participants’ salary contributed. It also provides for discretionary matching contributions above that amount, which (if granted) would be allocated to each employee based on the employee’s annual pay divided by the total annual pay of all participants eligible to receive such contribution. Deferred amounts are credited with earnings or losses based on the rate of return of the funds selected by the participants. Distributions are paid as elected by the participant, from their respective 401(k) accounts, pursuant to the provisions of our existing 401(k) plan.

In addition, we have established a nonqualified deferred compensation plan for our senior managers, including our named executive officers. The deferred compensation plan allows for its participants to defer up to 100% of their annual salary up to the adjusted 401(k) maximum that can be deferred under the 401(k) plan (see above). In addition, we may match 50% of the participant’s contributions, up to a maximum of 7% of the participant’s salary contributed, a match that is consistent with our existing 401(k) plan. Participants may also contribute 100% of any excess contributions, excess company match and potential earnings from the prior year’s 401(k) discrimination testing refunds. The plan is a nonqualified unfunded deferred compensation plan and all participants’ contributions are held in our name.

In December 2008, we decided to dissolve the non-qualified plan (which dissolution subsequently became effective in January 2009). The participants funded their own contributions and we matched a portion of the participant’s contributions in fiscal 2008 and 2007 pursuant to the provisions of the plan (see the Nonqualified Deferred Compensation Table on page 21 for amounts matched).

Other Compensation. Prior to our 2001 IPO, we made loans to Messrs. Adamson and Little in connection with their purchases of our restricted stock, which were evidenced by promissory notes bearing interest at the prime rate announced from time to time by the Wall Street Journal. The loans had a ten-year maturity. Pursuant to the terms of the written employment agreements with Messrs. Adamson and Little, we agreed that during any calendar year in which the promissory note was outstanding, the individual would be entitled to receive compensation equal to the amount of interest accrued under such promissory note during such calendar year plus the amount of applicable taxes due with respect to such compensation such that the net after-tax compensation amount shall equal such amount of accrued interest. Mr. Adamson has repaid his loan in full. The amount of interest accrued under Mr. Little’s promissory note during fiscal 2008 and 2007 (together with the applicable taxes) is set forth in the All Other Compensation Table herein.

Insurance. Our named executive officers are entitled to participate in our health, life and disability insurance plans. Our named executive officers receive company-sponsored life insurance equal to their annual salary, up to a maximum amount of $350,000. This is the same company-sponsored life insurance plan that is available to all of our employees on a nondiscriminatory basis.

Perquisites and Other Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain executive officers and key employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. During fiscal 2008 and 2007, our named executive officers were only provided participation in the plans and programs described above, and none of our named executive officers received any other perquisites or other benefits which conferred a direct or indirect benefit having a personal aspect and which were not generally available to all of our employees on a nondiscriminatory basis. Attributed costs of the perquisites and other benefits described above for our named executive officers for fiscal 2008 and 2007 are reflected in the Summary Compensation Table herein. The Compensation Committee has reviewed the prerequisites awarded to named executive officers in light of economic conditions and has determined that, since the named executive officers receive only prerequisites that are awarded to other employees, that no changes to the prerequisites are required.

Severance Payments. Pursuant to the terms of the written employment agreements with our CEO and CFO, we have agreed to provide severance payments and other benefits to such employees in the event their employment terminates for a qualifying event or circumstance, such as a termination by us without “cause,” a termination by the employee with “good reason,” and a termination within 12 months following a “change in control,” as such terms are defined in the employment agreements. The Compensation Committee believes that such payments promote the stability and continuity of our senior management. Information regarding the applicable payments under such employment agreements is provided under the headings “Employment Agreements” below and “Potential Payments Upon Termination or Change-in-Control” beginning on page 21.

Deductibility of Executive Compensation. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that a public company may not deduct non-performance based compensation in excess of $1.0 million paid to its chief executive officer or any of its four highest paid other executive officers. None of our executive officers received in fiscal 2008 or 2007 non-performance based compensation in excess of this limit, and, at this time, we do not expect that any executive officer will receive compensation in excess of this limit in fiscal 2009. Accordingly, the Compensation Committee did not need to take any action to preserve the deductibility of the compensation paid to our executive officers. The Compensation Committee will continue to monitor this situation, however, and will take appropriate action if it is warranted in the future.

Accounting for Stock-Based Compensation. On December 26, 2005, we began accounting for stock-based payments, including grants of stock based compensation under our 2001 Stock Incentive Plan, in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which requires us to recognize expenses related to the fair value of share-based compensation awards. For further information, please see Note 1 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

Employment Agreements

On August 20, 2001, we entered into amended and restated employment agreements with Robert J. Adamson and Kevin S. Little, amending and restating their original employment agreements, dated June 1, 1998.

Subject to earlier termination as described below, the employment terms for both Mr. Adamson and Mr. Little expire on December 26, 2009, provided that, unless we or Messrs. Adamson and Little, as the case may be, gives written notice of non-renewal not later than 90 days prior to the end of the term (or any extension of the term), the term will be automatically extended by one additional year.

The annual base salaries under the employment agreements as of December 28, 2008 are as follows (prior to the base salary reductions):

Name of Executive	Annual Base Salary
Robert J. Adamson	$575,000
Kevin S. Little	$405,000

For fiscal year 2009, Messrs. Adamson and Little have agreed to a reduction in their base salary to $431,250 and $303,750, respectively.

Notwithstanding the employment term described above, the employee’s employment will end on the earlier to occur of:

•	a termination of employee’s employment due to the employee’s death or disability;

•	a termination by us with or without “cause,” as defined in the agreements; and

•	a termination by the employee with or without “good reason,” as defined in the agreements.

In the event that the employee’s employment terminates for any reason, the employee will receive all accrued but unpaid compensation plus all accrued but unused vacation time and unreimbursed expenses through the date of such termination.

In the event that the employee’s employment is terminated by us without cause (other than by reason of death or disability), or the employee voluntarily resigns with good reason, in addition to the amounts described in the preceding paragraph, the employee will continue to receive his or her base salary for a period of 12 months following the date of such termination, and to the extent permissible under our health plans, continuation of health benefits during such period. After such period, Messrs. Adamson and Little, at their option, can continue to participate in our standard healthcare plans, at their own expense.

In the event that the employee’s employment is terminated within 12 months following a “change in control” of our company, as defined in the agreements, in addition to the payments described in the preceding paragraphs, the employee will receive a lump-sum payment equal to two times the sum of the employee’s annual base salary and other compensation (health, insurance, pension, and other benefits provided to other similarly situated employees) provided under the employment agreement. In addition, if at the time of such termination the employee holds any stock options or warrants, we will cash out those options or warrants based upon the spread between the fair market value of the underlying shares and the applicable exercise price, if any. See “Potential Payments upon Termination or Change-in-Control” beginning on page 21.

In the event that:

•

any amount or benefit paid or distributed to the employee pursuant to the employee’s employment agreement, taken together with any amounts or benefits otherwise paid or distributed to the employee, are or become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereafter be imposed, and

•	it would be economically advantageous to the employee to reduce such payments to avoid imposition of an excise tax,

the payments shall be reduced to an amount which maximizes the aggregate present value of such payments without causing such payments to be subject to any excise tax. This reduction will only be made if the net after-tax amount to be received by the employee after giving effect to the reduction will be greater than the net after-tax amount that would be received by the employee without the reduction.

Following any termination of the employee’s employment, the employee will remain subject to certain restrictive covenants, including non-competition, non-solicitation and non-interference restrictions for a period of up to three years.

Separation Agreement with Former Executive Officer

We entered into a separation agreement with Patricia Donohoe, dated October 1, 2007 (“Separation Agreement”). Pursuant to the terms of the Separation Agreement, which reflect the termination provisions of Ms. Donohoe’s employment agreement with us, dated August 20, 2001, Ms. Donohoe retired as our Chief Nursing Officer and Executive Vice President effective October 1, 2007 and received the following consideration and benefits: (i) $175,000 in the aggregate, minus applicable taxes, in 26 equal installments for a 12 month period and (ii) continued coverage under our health insurance plan for such 12 month period. The aggregate value of the continued coverage under our health insurance plan during such 12 month period was $5,611.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the compensation programs of Medical Staffing Network Holdings, Inc. and its subsidiaries on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

C. Daryl Hollis, Committee Chairman
Anne Boykin, PhD, RN
Philip A. Incarnati

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($)	Total ($)
Robert J. Adamson	2008	575,000	—	—	15,232	590,232
Chairman and Chief	2007	465,385	112,500	316,250	12,382	906,517
Executive Officer	2006	450,000	—	—	13,300	463,300

Kevin S. Little	2008	405,000	—	—	116,325	521,325
President and Chief Financial	2007	372,116	91,875	222,750	120,820	807,561
Officer	2006	367,500	—	—	116,262	483,762

(1)	Messrs. Adamson and Little received awards in February 2008 of $316,250 and $222,750, respectively, based on the company achieving over 100% of its fiscal 2007 performance target. These awards were earned in fiscal 2007 and recorded by the company in its fiscal 2007 operating results. The awards were paid to Messrs. Adamson and Little in fiscal 2008. In February 2007, Messrs. Adamson and Little were also awarded $112,500 and $91,875, respectively, as a discretionary bonus in recognition of the significant ongoing contributions they have made to our company. These awards were not related to fiscal 2006 performance. They were paid in fiscal 2007 and recorded by us in our fiscal 2007 operating results.

ALL OTHER COMPENSATION TABLE

The following table details each item of compensation of our named executive officers for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, required to be included in the “All Other Compensation” column in the Summary Compensation Table above.

Name	Year	Other Personal Benefits ($)		Tax Reimbursements ($)		Insurance Premiums ($)	Company Matching of Annual Contributions to Nonqualified Deferred Compensation Plan ($)	Non-qualified Deferred Plan Distribution ($)	Severance Payments/ Accruals ($)	Total ($)
Robert J. Adamson Chairman and Chief Executive Officer	2008 2007 2006	— — —		— — —		7,482 4,632 5,800	7,750 7,750 7,500	— — —	— — —	15,232 12,382 13,300

Kevin S. Little President and Chief Financial Officer	2008 2007 2006	60,889 66,426 60,767	(1) (1) (1)	35,760 39,012 35,995	(1) (1) (1)	11,926 7,632 12,000	7,750 7,750 7,500	— — —	— — —	116,325 120,820 116,262

(1)	Represents amounts paid to Mr. Little in the amount of the interest accrued on loans initially made by us relating to his purchase of restricted stock from us prior to 2001, plus an amount necessary to pay taxes due with respect to such amounts.

Narrative to Summary Compensation Table

Please see the Compensation Discussion and Analysis section of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

Employment Agreements

On August 20, 2001, we entered into amended and restated employment agreements with Robert J. Adamson and Kevin S. Little, amending and restating their original employment agreements, dated June 1, 1998. The terms of these employment agreements are substantially similar other than the individual’s title and salary.

Under their employment agreements, each of Messrs. Adamson and Little is entitled: (i) to a base salary at a specified annual rate plus an incentive bonus based upon the achievement of certain performance objectives to be determined by the Board from time to time; (ii) to participate in our stock option plans and other compensation plans offered to our officers and directors; and (iii) to participate in any health, insurance, pension and other benefit plans provided to other similarly situated employees.

We are entitled to terminate each employment agreement with or without cause, and each of Messrs. Adamson and Little is entitled to terminate his or her employment agreement for good reason (as such terms are defined in the employment agreements). In the event that an employment agreement is terminated without cause by us or with good reason by Messrs. Adamson and Little, as the case may be, such individual will continue to receive his or her base salary for a period of 12 months following the date of such termination, and to the extent permissible under our health plans, continuation of health benefits during such period. After such period, Messrs. Adamson and Little, at their option, can continue to participate in our standard healthcare plans, at their own expense. In the event that an employment agreement is terminated under the same circumstances and within 12 months after a change of control of our company, such individual will be entitled to receive a lump sum payment of two times the sum of his or her annual base salary and other compensation provided under the employment agreement at the rate in effect on the date of termination.

The terms of these employment agreements are further described in the tables above and under the headings “Employment Agreements”, beginning on page 16 and “Potential Payments Upon Termination or Change-in-Control” beginning on page 21.

Incentive Plan, Bonuses and Option Awards

In fiscal 2007, the Compensation Committee established potential bonuses for each of our named executive officers. The amount of the potential bonuses was tied to the achievement of specific financial and operational goals. We achieved our targeted consolidated financial goals in fiscal 2007 and, as a result, in February 2008 Messrs. Adamson and Little received an incentive award of 55% of their annual base salary at that time.

In February 2007, the Compensation Committee awarded discretionary bonuses to Mr. Adamson and Mr. Little in recognition of the significant ongoing contributions those individuals have made to our company. The discretionary bonuses awarded by the Compensation Committee to Messrs. Adamson and Little were not related to fiscal 2006 performance.

In fiscal 2008, there were no bonuses awarded to our named executive officers.

The annual bonuses that we pay to our named executive officers are reported under either the “Bonus” or “Non-Equity Incentive Plan Compensation” heading in the Summary Compensation Table herein, dependent upon the nature of the bonus, and under the heading “Bonuses” in the Compensation Discussion and Analysis section of this Proxy Statement.

We granted options to purchase 300,000 shares of our Common Stock to our named executive officers during fiscal 2007, comprised of 200,000 options and 100,000 options, respectively, to Messrs. Adamson and Little. We did not grant any options to our named executive officers during fiscal 2008. None of our named executive officers exercised any options during fiscal 2008 or 2007.

Salary, Bonus and Other Compensation in Proportion to Total Compensation

During fiscal 2008 and 2007, base salary accounted for approximately 60% and 51%, respectively, of the total compensation of our named executive officers and all other compensation, excluding bonuses, accounted for approximately 8% of the total compensation of our named executive officers for each year. Bonuses accounted for approximately 32% and 41%, respectively, of the total compensation of our named executive officers during fiscal 2008 and 2007. The bonuses paid in fiscal 2008 were earned in fiscal 2007 and recorded in our fiscal 2007 operating results.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of our named executive officers for the fiscal year ended December 28, 2008.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Robert J. Adamson	796,076	—	$6.06	11/19/2011
Chairman and Chief	66,667	133,333	$5.89	8/7/2017
Executive Officer

Kevin S. Little	227,450	—	$6.06	11/19/2011
President and Chief Financial Officer	50,000	—	$7.00	8/17/2014
	33,334	66,666	$5.89	8/7/2017

(1)	These options vest in two equal installments on August 7, 2009 and August 7, 2010.

GRANTS OF PLAN-BASED AWARDS

We did not award any stock options to either of the named executive officers for the fiscal year ended December 28, 2008.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of our named executive officers for the fiscal year ended December 28, 2008.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Robert J. Adamson Chairman and Chief Executive Officer	$34,950	$7,750	$(6,550)	$174,235

Kevin S. Little President and Chief Financial Officer	$30,000	$7,750	$(7,277)	$167,213

(1)	Executive contributions credited to the plan in 2008 include amounts reported as “Salary” in the Summary Compensation Table.

(2)	Our contributions credited to the plan in 2008 are included in the “All Other Contributions” column of the Summary Compensation Table.

(3)	Executive contributions credited to the plan in the five-year period prior to 2008 are $73,800 each for Messrs. Adamson and Little, and while only 2008 amounts are shown in the table, these amounts would have been included, individually by year, in the “Salary” column in the Summary Compensation Table in this five-year period. Our contributions credited to the plan in the five-year period prior to 2008 are $34,750 each for Messrs. Adamson and Little, and while only 2008 amounts are shown in the table, these amounts would have been included, individually by year, in the “All Other Compensation” column of the Summary Compensation Table in this five-year period.

The amounts in the table above relate to a deferred compensation plan that we established for our senior managers, including our named executive officers. The plan is a nonqualified unfunded deferred compensation plan and all participants’ contributions are held in our name. The deferred compensation plan, which was dissolved in December 2008 (and which dissolution became effective in January 2009) is further described under the heading “Deferred Compensation Plans” beginning on page 14.

The earnings on the deferred compensation plan were measured by reference to actual earnings of the mutual funds selected by the participants, and administered by an outside third party.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into written employment agreements with Robert J. Adamson and Kevin S. Little. The employment agreements provide for payments of certain benefits, as described in the tables below, upon the termination of the employee. The employee’s rights upon termination of his or her employment depend upon the circumstance of the termination. Central to an understanding of the rights of each employee under the employment agreements is an understanding of the definitions of “cause” and “good reason” that are used in those agreements. For purposes of the employment agreements:

•

we have “cause” to terminate the employee if the employee has engaged in any of a list of specified activities, including the failure, neglect or refusal to perform his or her duties; any willful or intentional act of the employee that has the effect of injuring our reputation or business in any material respect; use of illegal drugs or repeated drunkenness by the employee; conviction of, or plea of guilty or nolo contendere to the commission of a felony by the employee; an act of fraud or embezzlement against us by the employee; or his or her breach of any of the confidentiality, non-competition, non-solicitation or non-disparagement restrictive covenants contained in the employment agreement; and

•

the employee is said to have “good reason” to terminate his or her employment and thereby gain access to the benefits described below in the event his or her responsibilities then in effect are substantially and materially reduced; the employee is relocated to a principal office location more than 50 miles from Boca Raton, Florida; we materially breach the employment agreement; or any successor fails to assume the employment agreement.

The employment agreements include non-competition and non-solicitation provisions that would apply for a period of one year following the employee’s termination of employment for any reason (or three years if such termination occurs within 12 months following a change in control) and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the employee’s termination of employment.

The employment agreements specify payment to the employees upon each of the following situations:

•	death or disability of the employee;

•	termination by us without cause;

•	termination by the employee for good reason; and

•	termination by us without cause or by the employee for good reason after a change in control.

A change in control under the employment agreements with Messrs. Adamson and Little is defined as:

“(i) The acquisition by any individual, entity or group (other than the Company, any employee benefit plan of the Company, or Warburg, Pincus Private Equity VIII, L.P. or any affiliate thereof) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities representing more than 50% of the voting securities of the Company entitled to vote generally in the election of directors, determined on a fully-diluted basis (“Voting Securities”); provided, however, that such acquisition shall not constitute a Change in Control hereunder if a majority of the holders of the Voting Securities immediately prior to such acquisition retain directly or through ownership of one or more holding companies, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity; (ii) The date upon which individuals who as of the date of the employment agreements entered into by Messrs. Adamson and Little constitute a majority of the Board of Directors (the “Incumbent Board” ) cease to constitute at least a majority of the Board, provided, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).”

In the event that the employee’s employment terminates for any reason, the employee will receive all accrued but unpaid compensation provided under the employment agreement through the date of such termination, at the rate in effect on the date of termination, plus all accrued but unused vacation time and unreimbursed expenses through the date of termination.

In the event that the employee’s employment is terminated by us without cause (other than by reason of death or disability), or the employee voluntarily resigns with good reason, in addition to the amounts described in the preceding paragraph, the employee will continue to receive his or her base salary for a period of 12 months following the date of such termination, and to the extent permissible under our health plans, continuation of health benefits during such period.

In the event that the employee is terminated by us without cause or the employee resigns for good reason within 12 months following a change in control of our company, as defined in the agreements, in addition to the payments described in the preceding paragraphs, the employee will receive a lump sum payment of two times the sum of the employee’s annual base salary and other compensation (health, insurance, pension, and other benefits provided to other similarly situated employees) provided under the employment agreement at the rate in effect on the date of termination. In addition, if at the time of such termination the employee holds any stock options or warrants, we will cash out those options or warrants based upon the spread between the fair market value of the underlying shares and the applicable exercise price, if any.

The definition of “Cause” in our employment agreements with Messrs. Adamson and Little is set forth herein beginning on page 21.

In the event that the employee is terminated by us without cause, the employee resigns for good reason or the employee is terminated due to death or disability, we must also reimburse the employee for all legal fees, costs and expenses incurred by the employee in enforcing the employment agreement.

The employment agreements require, as a precondition to the receipt of these payments, that the employee sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities.

The table below illustrates the payouts to each named executive officer under any of the various separation situations. The table assumes that the terminations took place on December 28, 2008.

				Before Change in Control	After Change in Control
	Termination with Cause or w/o Good Reason $	Death $	Disability $	Termination w/o Cause or for Good Reason $	Termination w/o Cause or for Good Reason $
Robert J. Adamson
Severance	—	350,000	200,000	575,000	1,150,000
Accrued vacation	—	—	—	44,799	44,799
Health benefits (1)	—	—	—	7,482	7,482

Kevin S. Little
Severance	—	350,000	200,000	405,000	810,000
Accrued vacation	—	—	—	42,588	42,588
Health benefits (1)	—	—	—	11,926	11,926
Interest and Applicable Taxes (2)	—	—	—	96,649	96,649

(1)	Represents amounts payable to the employee under insurance plans in which the employee participates.

(2)	Represents the amount of interest accrued (together with the applicable taxes) under Mr. Little’s promissory note, which such amounts are described under the heading “Setting Executive Compensation—Other Compensation” and set forth in the All Other Compensation Table herein.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties, as well as the skill-level required by us of members of the Board. Director compensation paid in fiscal 2008 is as follows:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Joel Ackerman (3)	—		—	—	—
Anne Boykin, PhD, RN	48,750	35,000	—	—	83,750
C. Daryl Hollis (4)	91,167	35,000	—	—	126,167
Philip A. Incarnati (5)	79,000	35,000	—	—	114,000
Edward J. Robinson	53,750	35,000	—	—	88,750
David Wester	53,750	35,000	—	—	88,750

(1)	Robert J. Adamson, our Chairman and Chief Executive Officer, is not included in this table because he is an employee of our company and he receives no additional compensation for his services as a director. The compensation received by Mr. Adamson as our employee is reflected in the Summary Compensation Table herein.

(2)	As of December 28, 2008, each director held the following stock options: Anne Boykin, PhD, RN – 30,804; Philip A. Incarnati – 55,804; Edward J. Robinson – 30,804; David Wester – 30,804; and C. Daryl Hollis – 55,804. Mr. Ackerman does not hold any stock options. All of the options held by directors were granted before 2008.

(3)	Mr. Ackerman, who serves as a representative of Warburg Pincus on our Board, does not receive any compensation for his services as a director.

(4)	Mr. Hollis is the Chairman of the Audit and Compensation Committees of the Board of Directors

(5)	Mr. Incarnati is the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors

Cash Compensation

We do not pay directors who are our employees additional compensation for their services as a director. We pay Messrs. Hollis, Incarnati, Robinson and Wester, and Dr. Boykin, an annual retainer of $32,500. In addition, if eligible, we pay the Chairman of the Audit Committee $20,000 per year and the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee $10,000 per year. For each meeting of the Board, the five (5) aforementioned directors are paid $1,500 for participation in an in-person meeting or $750 for a telephonic meeting. We also pay directors who serve on Board committees the greater of 50% of the amount that the Chairman of that Committee receives for serving on that Committee or $1,500 for participation in an in-person meeting and $750 for participation in a telephonic meeting.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with our stockholders, from time to time we may also grant stock-based compensation to our non-employee directors under our 2001 Stock Incentive Plan. In fiscal 2008 and fiscal 2009, we issued restricted stock grants of 5,804 and 35,000 shares, respectively, to Messrs. Hollis, Incarnati, Robinson and Wester, and Dr. Boykin. These restricted stock shares cannot be traded for one (1) year from their date of issuance, although they are deemed issued and outstanding from the date they were granted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

On October 26, 2001, we entered into a stockholders agreement with Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) and certain of our other stockholders. The provisions of the stockholders agreement terminated upon consummation of our initial public offering on April 23, 2002, except that:

•

for as long as any investor that is a party to the stockholders agreement beneficially owns at least 20% of our outstanding shares, we are obligated to nominate and use our best efforts to have two individuals designated by that investor elected to the Board; and

•

for as long as any investor that is a party to the stockholders agreement beneficially owns at least 10% of our outstanding shares, we are obligated to nominate and use our best efforts to have one individual designated by that investor elected to the Board.

At present, Warburg Pincus is represented on our Board by Joel Ackerman.

Other Transactions

Anne Boykin, a Class I Director, is the Dean of the College of Nursing at Florida Atlantic University. During fiscal 2008, we paid less than $0.1 million in donations to the Florida Atlantic University Foundation to support the University’s center for nursing. Dr. Boykin received no personal monetary benefit from the donations paid by us.

Philip A. Incarnati, a Class II Director, is the chief executive officer of a healthcare delivery system that utilizes our staffing services in the ordinary course of business. During the 2008 fiscal year, we billed approximately $3.0 million for these services. Mr. Incarnati received no personal monetary benefit from the transactions.

David Wester, a Class II Director, is the president of a healthcare services company that uses our staffing services in the ordinary course of business. During the 2008 fiscal year, we billed approximately $0.2 million for these services. Mr. Wester received no personal monetary benefit from the transactions.

Related Person Transactions

Pursuant to our Nominating and Corporate Governance Committee charter, our Nominating and Corporate Governance Committee is required to advise the Board with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any related persons or any transaction otherwise required to be reported pursuant to Item 404 of Regulation S-K of the Exchange Act. Our policy regarding related person transactions is outlined in our Code of Business Conduct and Ethics, which requires all directors, officers and employees to immediately notify us if they have a potential or apparent conflict of interest, and to obtain approval of any related persons transactions. Further, to identify related person transactions, we submit and require our directors, director nominees and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, director nominee, executive officer or any of their immediate family members may have an interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

Security Ownership of Directors and Executive Officers

The table below sets forth information regarding beneficial ownership of our common stock as of April 14, 2009 for each director and nominee for director, each of our named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares Subject to Vested Options	Total Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned (3)
Robert J. Adamson (1)	862,743	395,668	4.0%
Kevin S. Little	310,784	367,112	2.2%
Joel Ackerman (2)	—	14,525,036	47.9%
Anne Boykin, PhD, RN	25,000	41,304	*
C. Daryl Hollis	50,000	41,004	*
Philip A. Incarnati	50,000	40,804	*
Edward Robinson	25,000	41,804	*
David Wester	25,000	41,804	*
All directors and executive officers as a group	1,348,527	15,494,536	52.8%

*	Less than one percent of the outstanding shares of Common Stock.

(1)	The total shares listed for Robert J. Adamson include shares held by Mr. Adamson and the following entities: RJA Holdings Limited Partnership (“RJA Holdings”) and RJA Capital Limited Partnership (“RJA Capital”). As President of the General Partner of RJA Holdings and RJA Capital, Mr. Adamson is deemed to beneficially own the 31,295 shares held by RJA Holdings and the 363,194 shares held by RJA Capital.

(2)	The stockholder is Warburg Pincus Private Equity VIII, L.P., including two affiliated limited partnerships. Mr. Ackerman does not directly own any shares of our common stock. All shares indicated as owned by Mr. Ackerman are included because of his affiliation with the Warburg Pincus entities. Mr. Ackerman disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. See Note 1 to the “Security Ownership of Certain Beneficial Owners” table below.

(3)	Percentage includes shares subject to vested options and total shares beneficially owned.

Security Ownership of Certain Beneficial Owners

The table below sets forth information regarding beneficial ownership of our Common Stock as of April 14, 2009 for each stockholder who we know beneficially owns more than 5% of our outstanding shares of Common Stock. The information below is as reported in the stockholders’ filings with the SEC.

Name of Beneficial Owner	Shares Subject to Vested Options	Total Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Warburg Pincus Private Equity VIII, L.P. (1)	—	14,525,036	47.9%
Nautic Partners V, LP (2)	—	2,943,616	9.7%
Artisan Partners Limited Partnership (3)	—	2,844,300	9.4%
Dimensional Fund Advisors, Inc. (4)	—	1,630,328	5.4%

(1)

The stockholder is Warburg Pincus Private Equity VIII, L.P., including two affiliated limited partnerships (“WP VIII”). Warburg Pincus Partners, LLC, a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC (“WP LLC”). The address of the

Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. Mr. Ackerman, director of our company, was until recently a Partner of WP and Managing Director and member of WP LLC, and he continues to represent WP on our Board of Directors. Mr. Ackerman disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares owned by the Warburg Pincus entities. Their address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, NY 10017. See Note 2 to the Security Ownership of Directors and Executive Officers table above.

(2)	The total shares listed under Nautic Partners V, LP (“NP5”), formerly known as Navis Partners V, LP, consist of shares held by NP5 and the following entities: Silverado IV Corp. (“S4”), Nautic Management V, LP (“NM5”), Fleet Venture Resources, Inc. (“FVR”), Chisholm Management IV, LP (“CM4”), Robert M. Van Degna (“RMV”), Habib Y. Gorgi (“HYG”), and Bernard V. Buonanno III (“BVB”). These entities and certain persons affiliated with them may be deemed to be a group within the meaning of Section 13(d)(3). The address of NP5 is 50 Kennedy Plaza, Providence, RI 02903. All information for these parties has been derived from the Schedule 13G that was filed with the SEC on February 4, 2009.

(3)	The stockholder is Artisan Partners Limited Partnership (“APLP”), including Artisan Corporation (“Artisan Corp.”), the general partner of APLP, ZFIC, Inc., Andrew A. Ziegler, Carlene Murphy Ziegler and Artisan Funds, Inc. Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp. The address for all stockholders is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. All information for these parties has been derived from the Schedule 13G that was filed with the SEC on February 13, 2009.

(4)	The stockholder is Dimensional Fund Advisors, Inc., which acts as an investment advisor or manager to certain investment companies, trusts and accounts. The address of the stockholder is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. All information for the stockholder has been derived from the Schedule 13G that was filed with the SEC on February 9, 2009.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our outstanding Common Stock to file reports of ownership and changes in ownership with the SEC. Such persons are required to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports received by us, we believe that, during the year ended December 28, 2008, all of our directors and executive officers, as well as beneficial owners of more than 10% of our outstanding common stock, complied with all applicable Section 16(a) filing requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

We have not yet selected an independent registered public accounting firm to perform an audit of our financial statements for the 2009 fiscal year, because the Audit Committee generally makes this selection later in the calendar year. However, the Audit Committee has retained Ernst & Young to review our first quarter 2009 financial statements. Ernst & Young served as our independent registered public accounting firm for the 2008 fiscal year. Representatives of Ernst & Young are expected to attend the Annual Meeting and will have the opportunity to make a statement and are expected to be available to answer appropriate questions. If we determine to make a change in our registered public accounting firm in fiscal 2009, we will announce such change in a report to be filed with the SEC.

Audit Fees

Fees for professional services provided in connection with Ernst & Young’s audit of our annual financial statements included in our Form 10-K, the review of our interim financial statements included in our Form 10-Qs, the audit of our internal control over financial reporting and services associated with a consent to a registration statement were $930,000 (of which an aggregate amount of $526,000 had been billed through December 28, 2008) for the 2008 fiscal year and $1,048,000 (of which an aggregate amount of $859,000 had been billed through December 30, 2007) for the 2007 fiscal year.

Audit-Related Fees

During the 2007 and the 2008 fiscal year, Ernst & Young provided certain audit related services, as follows:

•	In fiscal year 2008, Ernst & Young provided $56,000 of audit-related services for the audit of the 2007 InteliStaf 401(k) plan; and

•

In fiscal year 2007, Ernst & Young provided $154,000 of audit-related services, consisting of fees of $115,000 related to due diligence assistance in connection with the InteliStaf acquisition and $39,000 related to the audit of the 2006 InteliStaf 401(k) plan.

Tax Fees

Ernst & Young did not provide us with any tax services related to tax advice and compliance during the 2008 and 2007 fiscal years.

All Other Fees

During each of the 2007 and 2008 fiscal years, we paid Ernst & Young $1,500 to obtain access to their online accounting research database.

The Audit Committee approves in advance all audit and non-audit services performed by our independent registered public accounting firm. The Audit Committee approved 100% of all professional services performed by Ernst & Young during fiscal 2008. The Audit Committee considered whether, and is satisfied that, the provision of these services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

A copy of our Annual Report to Stockholders for the year ended December 28, 2008, including financial statements for the year ended December 28, 2008 and the auditors’ report thereon, is being delivered with this Proxy Statement. The financial statements and auditors’ report will be formally laid before the Annual Meeting, but no stockholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Householding of Materials

We are sending only one copy of this Proxy Statement and our Annual Report to those households in which multiple stockholders share the same address unless we have received instructions from a stockholder requesting receipt of separate copies of these materials. If you are a stockholder of ours, who shares the same address as other stockholders of ours, and would like to receive a separate copy of this Proxy Statement or our Annual Report, please send a written request to the attention of the Secretary of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431. Indicate which materials you want and the address to which they should be mailed. If you share the same address as multiple stockholders and would like us to send only one copy of future proxy statements, information statements and annual reports, please write us at the address listed above.

Stockholder Proposals for 2010 Annual Meeting of Stockholders

Stockholder proposals must be received in writing by our Secretary no later than December 27, 2009 and must comply with the requirements of the SEC and our bylaws in order to be considered for inclusion in our proxy statement and form of proxy relating to the annual meeting of our stockholders to be held in 2010. Such proposals should be directed to the attention of the Secretary of Medical Staffing Network Holdings, Inc., 901 Yamato Road, Suite 110, Boca Raton, Florida 33431.

Stockholders who intend to nominate persons for election as directors at our annual meetings must comply with the advance notice procedures and other provisions set forth in our bylaws in order for such nominations to be properly brought before the 2010 Annual Meeting of Stockholders. These provisions require, among other things, that written notice by a stockholder be received by our Secretary not less than 60 days or more than 90 days prior to the first anniversary of the Annual Meeting.

Notice of such proposal is to be sent to the above address.

By order of the Board of Directors

Kevin S. Little Secretary

Boca Raton, Florida

April 28, 2009

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MEDICAL STAFFING NETWORK HOLDINGS, INC.

The undersigned hereby revokes all prior proxies and appoints Robert J. Adamson and Kevin S. Little, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.01 per share, of Medical Staffing Network Holdings, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Tuesday, June 2, 2009 at 10:30 a.m., local time, at our offices, which are located at 901 Yamato Road, Suite 110, Boca Raton, Florida 33431, and at any postponements or adjournments thereof, on any matter properly coming before the meeting and specifically the matters described on the reverse side hereof.

Date: , 2009

(Signature of Stockholder)

(Signature of Stockholder)

Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner is requested to sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.	(continued on reverse side)

Please mark your votes as indicated in this example	☒

Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Proxy Statement.

1.	To elect Philip A. Incarnati, Edward J. Robinson and David Wester as Class II directors to serve until our 2012 Annual Meeting.

The Board of Directors recommends a vote “FOR THE NOMINEES” for Class I Director.

NOMINEES: ☐ Philip A. Incarnati

☐ FOR THE NOMINEES	☐ Edward J. Robinson

☐ David Wester

☐ WITHHOLD AUTHORITY FOR THE NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

Instructions: To withhold authority to vote for any nominee listed above, write the nominee’s name in the space provided below.

This proxy will be voted as specified. If no specification is made, it will be voted FOR the proposals listed above and at the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponements or adjournments thereof.